EXHIBIT 99.1

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901

NEWS RELEASE

August 6, 2013	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Michael West Jr.	203-499-3858

UIL Reports Second Quarter 2013 Earnings and Reaffirms 2013 Earnings Guidance

Today, UIL Holdings Corporation (NYSE: UIL) reported consolidated net income of $17.9 million, or $0.35 per diluted share, in the second quarter of 2013, an increase of $5.9 million, or $0.12 per diluted share, compared to the same period in 2012.  For the first six months of 2013, UIL’s consolidated net income was $69.7 million, or $1.36 per diluted share, an increase of $10.7 million, or $0.20 per diluted share, compared to the same period in 2012.

“All subsidiaries reported improved financial performance for the quarter and year-to-date,” said James P. Torgerson, UIL’s president and chief executive officer. “The increased earnings in 2013 were due to the return to near normal weather, an increased transmission rate base and the impacts of natural gas conversions. Our conversions of 7,749 for the first half of the year are 70% ahead of 2012 levels and represent 64% of this year’s goal of 12,200 conversions.”

“On the regulatory front, last week, PURA issued a draft decision relating to UI’s electric distribution rate case. Today, we filed written exceptions that addressed aspects of the draft that are contrary to the record, law, ratemaking principles and commission precedent. The final decision is expected in mid-August,” added Torgerson.  “And, in early July, Connecticut Natural Gas filed an application with PURA to increase its gas delivery rate.”

UIL Holdings Corporation’s results for the second quarter and first six months of 2013, compared to the same periods in 2012, are presented in the table below:

	Net Income (Loss) - $M

	Quarter ended June 30,			Six months ended June 30,
	2013	2012	'13 vs '12	2013	2012	'13 vs '12

Electric Distribution & Other	$12.1	$10.9	$1.2	$26.6	$25.1	$1.5
Electric Transmission	8.9	7.8	1.1	17.6	15.2	2.4
Gas Distribution	(0.9)	(3.2)	2.3	30.6	25.2	5.4

Operating Companies	20.1	15.5	4.6	74.8	65.5	9.3

Corporate	(2.2)	(3.5)	1.3	(5.1)	(6.5)	1.4

Consolidated Earnings	$17.9	$12.0	$5.9	$69.7	$59.0	$10.7

	Earnings (Loss) Per Share

	Quarter ended June 30,			Six months ended June 30,
	2013	2012	'13 vs '12	2013	2012	'13 vs '12

Electric Distribution & Other	$0.24	$0.21	$0.03	$0.52	$0.49	$0.03
Electric Transmission	0.17	0.15	0.02	0.34	0.30	0.04
Gas Distribution	(0.02)	(0.06)	0.04	0.60	0.49	0.11

Operating Companies	0.39	0.30	0.09	1.46	1.28	0.18

Corporate	(0.04)	(0.07)	0.03	(0.10)	(0.12)	0.02

Consolidated Earnings	$0.35	$0.23	$0.12	$1.36	$1.16	$0.20

Avg. Shares - diluted	51.2	51.0		51.2	51.0

Amounts may not add due to rounding

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United Illuminating

United Illuminating (UI) earnings increased by $2.3 million, or $0.05 per diluted share and $3.9 million, or $0.07 per diluted share for the second quarter and the first six months of 2013 compared to the same periods in 2012, respectively. Details of the increase follow.

Electric distribution, CTA & other

The increase in earnings for the second quarter and first six months of 2013 compared to the same periods in 2012 was due to the absence of after-tax earnings sharing that was recorded in 2012.  Due to an increased rate base, no earnings sharing has been recorded in 2013.

In the second quarter and first six months of 2013, pre-tax earnings from the equity investment in GenConn were $3.8 million and $7.7 million, respectively, compared to $3.9 million and $8.4 million for the same periods in 2012.  The decrease in pre-tax earnings year over year was primarily due to non-recurring adjustments recorded in the first quarter of 2012.

Electric transmission

The increase in earnings for the second quarter of 2013 compared to the same period in 2012 was primarily attributable to an increase in rate base.

The increase in earnings for the first six months of 2013 compared to the same period in 2012 was primarily attributable to increases in rate base and allowance for funds used during construction.

Gas distribution

The improved results for the second quarter of 2013 compared to the second quarter 2012 was due to the impact of colder weather, increased normalized usage per customer and customer growth. (See chart below)  This was partially offset by increased O&M expenses.

The increase in earnings for the first six months of 2013 compared to the same period in 2012 was due to the impact of colder weather, increased normalized usage per customer and customer growth. (See chart below) This was partially offset by increased O&M expenses and the absence of $3.5 million, pre-tax, of weather insurance proceeds that were recorded in the first quarter of 2012.

The earnings impacts from weather, normalized usage per customer and customer growth are presented in the table below:

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Impact of Weather, Normalized Usage per Customer and Customer Growth
(In Thousands except for per share amounts)
	2Q '13 vs. 2Q '12		YTD '13 vs. YTD '12
	Gross Margin	EPS	Gross Margin	EPS
Weather*	$5,168	$0.06	$14,142	$0.17
Normalized usage per customer	1,186	0.01	2,235	0.03
Subtotal	6,354	0.07	16,377	0.20
Customer Growth	1,481	0.02	3,875	0.04
Total	$7,835	$0.09	$20,252	$0.24

Amounts may not add due to rounding

*Colder temperatures in the second quarter and first six months of 2013 compared to the same periods in  2012 resulted in a 34.0% and 23.9% increase in heating degree days, respectively.

Corporate

The decrease in costs for the second quarter and the first six months of 2013 compared to the same periods in 2012 was primarily due to tax benefits associated with unitary filing requirements for Massachusetts state income taxes.

Looking Forward

UIL reaffirms its consolidated earnings guidance for 2013 of $2.05-$2.25 per diluted share.  Forecasted earnings for 2013, excluding potential impacts from PURA’s decision in UI’s electric distribution rate case, are detailed in the table below.

Category	Approximate Net Income(2)	EPS - diluted(3)

Electric distribution, CTA & other	$46 - $54	$0.90 - $1.05
Electric transmission	$30 - $36	$0.60 - $0.70

Total Electric(1)	$79 - $87	$1.55 - $1.70

Gas distribution	$33 - $38	$0.65 - $0.75
UIL Corporate	$(11) - ($9)	$(0.21) - ($0.18)

Total UIL(1)	$105 - $115	$2.05 - $2.25

(1) Expectations are not expected to be additive
(2) Rounded to the nearest million
(3) Assumes approximately 51.2 million average shares outstanding

Second quarter 2013 conference call

UIL Holdings will conduct a webcast conference call with financial analysts on Wednesday, August 7, 2013, beginning at 10:00 a.m. eastern time.  UIL Holdings’ executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of approximately 700,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $4 billion.

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UIL Holdings is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (Berkshire), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire serves natural gas customers in western Massachusetts. UIL Holdings employs more than 1,850 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes that a breakdown presented on a net income and per share basis is useful in understanding the change in the consolidated results of operations for UIL Holdings from one reporting period to another. UIL Holdings presents such per share amounts by taking the pretax amounts determined in accordance with generally accepted accounting principles (GAAP), and applying UIL Holdings' combined effective statutory federal and state tax rate and then dividing the results by the average number diluted of shares of UIL Holdings common stock outstanding for the periods presented. Any such amounts provided are provided for informational purposes only and are not intended to be used to calculate "Pro-forma" amounts.

UIL Holdings also believes earnings per share (EPS) information by line of business, including as presented above in the net income discussion and in the earnings guidance section is useful in understanding and evaluating actual and projected financial performance and contribution of UIL’s businesses.  EPS by business is calculated by taking the pretax amounts determined in accordance with GAAP of each line of business, and applying the effective statutory federal and state tax rate and then dividing the results by the average number of diluted shares of UIL common stock outstanding for the periods presented. Total consolidated EPS is a GAAP-basis presentation.

Forward-Looking Statements

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on management’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity, gas and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiaries, The United Illuminating Company, The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company. The foregoing and other factors are discussed and should be reviewed in our most recent Annual Report on Form 10-K for the year ended December 31, 2012, and other subsequent filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and we undertake no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the second quarter and first six months of 2012 and 2013:

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Operating Revenues	$319,074	$282,842	$867,113	$740,660

Operating Expenses
Operation
Purchased power	30,193	34,358	68,682	75,016
Natural gas purchased	58,910	39,953	278,177	190,758
Operation and maintenance	94,470	87,920	183,729	173,607
Transmission wholesale	18,517	17,234	37,335	33,282
Depreciation and amortization	45,669	43,048	95,776	89,607
Taxes - other than income taxes	28,080	23,822	63,946	54,422
Total Operating Expenses	275,839	246,335	727,645	616,692
Operating Income	43,235	36,507	139,468	123,968

Other Income and (Deductions), net	5,204	4,872	10,565	13,789

Interest Charges, net
Interest on long-term debt	21,690	21,825	43,376	42,927
Other interest, net	1,523	1,312	2,548	2,847
	23,213	23,137	45,924	45,774
Amortization of debt expense and redemption premiums	609	599	1,210	1,208
Total Interest Charges, net	23,822	23,736	47,134	46,982

Income from Equity Investments	3,848	3,915	7,660	8,402

Income Before Income Taxes	28,465	21,558	110,559	99,177

Income Taxes	10,531	9,546	40,818	40,089

Net Income	17,934	12,012	69,741	59,088
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	10	13	26	39

Net Income attributable to UIL Holdings	$17,924	$11,999	$69,715	$59,049

Average Number of Common Shares Outstanding - Basic	50,972	50,793	50,939	50,740
Average Number of Common Shares Outstanding - Diluted	51,201	51,041	51,177	51,002

Earnings Per Share of Common Stock - Basic:	$0.35	$0.24	$1.37	$1.16

Earnings Per Share of Common Stock - Diluted:	$0.35	$0.23	$1.36	$1.16

Cash Dividends Declared per share of Common Stock	$0.432	$0.432	$0.864	$0.864

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Three  and Six Months Ended June 30, 2013 and 2012
(Thousands of Dollars)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net Income	$17,934	$12,012	$69,741	$59,088
Other Comprehensive Income, net	(45)	(154)	206	201
Comprehensive Income	17,889	11,858	69,947	59,289
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	10	13	26	39
Comprehensive Income attributable to UIL Holdings	$17,879	$11,845	$69,921	$59,250

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30,	December 31,
(thousands of dollars)	2013	2012
ASSETS
Current assets	$545,879	$628,683
Other investments	147,115	148,730
Net property, plant and equipment	2,883,400	2,787,354
Regulatory assets	954,203	1,014,515
Goodwill	266,205	266,205
Deferred charges and other assets	78,246	113,880
Total Assets	$4,875,048	$4,959,367

LIABILITIES AND CAPITALIZATION
Current liabilities	$531,331	$625,056
Noncurrent liabilities	630,183	708,968
Deferred income taxes	469,837	462,940
Regulatory liabilities	500,496	445,156
Total Liabilities	2,131,847	2,242,120

Long-term debt, net of unamortized discount and premium	1,597,779	1,600,354
Preferred stock of subsidiary	340	340
Net common stock equity	1,145,082	1,116,553
Total Capitalization	2,743,201	2,717,247

Total Liabilities and Capitalization	$4,875,048	$4,959,367